Exhibit 99.1

For immediate release
5429 Lyndon B Johnson
Freeway, Suite 1000
Dallas, TX 75240
(214) 560-9000
Fax: (214) 560-9349
For further information contact:
Ray Schmitz, Vice President & CFO
214-560-9308
ray.schmitz@dynamex.com
DYNAMEX ANNOUNCES SENIOR EXECUTIVE SEARCH
September 17, 2008 — Dallas, Texas — Dynamex Inc. (NASDAQ: DDMX), a leading provider of same-day delivery and logistics services in the United States and Canada, today announced that its Board of Directors has engaged a management recruiting firm to conduct a nationwide search for a senior executive to fill the position of Chief Executive Officer. Mr. Richard McClelland, who has served as Chief Executive Officer of Dynamex and its predecessor companies for more than 20 years, has informed the Board of his desire to relinquish his duties as CEO once a suitable replacement has been identified but remain with the Company as Chairman of the Board to focus on long term strategy and planning. The Board expects to complete this process before the end of this calendar year.
“I have dedicated more than 20 years of my life managing the day-to-day operations of Dynamex and I want to focus more on strategy, planning and long-term opportunities for the Company,” said McClelland.” I look forward to working with the Board to identify the right person for the job and thus strengthening our overall management team so Dynamex can continue to grow and exploit the opportunities in our market.”
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About Dynamex
Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada. Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.
This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission. In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.
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